Exhibit 99.1
Investor Relations Contact:	Media Relations Contact:
Chip Wochomurka	Andrew Cole/Delia Cannan
615-614-4493	Sard Verbinnen & Co.
chip.wochomurka@healthways.com	212-687-8080
healthways-svc@sardverb.com

Healthways Board Exploring Strategic Alternatives to Enhance Shareholder Value

Company Remains 100% Focused on Serving its Customers

NASHVILLE, Tenn. January 25, 2015 – Healthways, Inc. (NASDAQ: HWAY) ("Company"), the largest independent global provider of well-being improvement solutions, today announced that its Board of Directors is exploring strategic alternatives to enhance shareholder value. The Board has retained J.P. Morgan Securities LLC as its financial advisor to assist in its evaluation of strategic alternatives. While the Board conducts its process, the Company remains 100% focused on serving its customers. There can be no assurance that the Board's process will result in any specific action, and the Company does not intend to disclose further developments unless and until its Board approves a specific action or otherwise concludes the review of strategic alternatives.

Forward Looking Statements
This press release contains forward-looking statements, which are based upon current expectations, involve a number of risks and uncertainties and are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company, including, without limitation, all statements regarding the Board of Directors review of strategic alternatives. Those forward-looking statements are subject to certain risks and uncertainties, including, but not limited to those risks detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements.

About Healthways
Healthways is the largest independent global provider of well-being improvement solutions. Dedicated to creating a healthier world one person at a time, the Company uses the science of behavior change to produce and measure positive change in well-being for our customers, which include employers, integrated health systems, hospitals, physicians, health plans, communities and government entities. We provide highly specific and personalized support for each individual and their team of experts to optimize each participant's health and productivity and to reduce health-related costs. Results are achieved by addressing longitudinal health risks and care needs of everyone in a given population. The Company has scaled its proprietary technology infrastructure and delivery capabilities developed over 30 years and now serves approximately 68 million people on four continents. Learn more at www.healthways.com.

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